Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-141487, 333-149996, 333-157959, 333-165813, 333-172983, 333-176318 and 333-180110) and in the Registration Statements on Form S-3 (Nos. 333-169131, 333-170577, 333-176325 and 333-176327) of Glu Mobile Inc. of our report dated March 15, 2013 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

San Jose, California
March 15, 2013